Exhibit 99.1
Discovery Holding Company
Fourth Quarter Earnings Release
Englewood, Colorado – On February 15, 2008, Discovery Holding Company (“DHC”) will file its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2007. The following release is being provided to supplement the information provided in the Form 10-K.
DHC owns 100% of Ascent Media Group, LLC (“Ascent Media” or “AMG”), 100% of Ascent Media CANS, LLC (dba Accent Health) (“AccentHealth”) and 66 2/3% of Discovery Communications Holding, LLC (“Discovery”). Ascent Media provides creative and network services to the media and entertainment industries. AccentHealth operates one of the nation’s largest advertising-supported captive audience television networks serving doctor office waiting rooms nationwide. Discovery is a global media and entertainment company that provides cable and satellite television programming and online content in over 170 countries and territories.
Discovery Communications Holding, LLC was formed in the second quarter of 2007 as part of a restructuring completed by Discovery Communications, Inc. (“DCI”). DCI became a wholly-owned subsidiary of Discovery, and Discovery is the successor reporting entity to DCI. Also during the second quarter, Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash. Upon completion of the transaction, DHC owns a 66-2/3% interest in Discovery and Advance/Newhouse Communications owns a 33-1/3% interest.
In December 2007, DHC announced that it had signed a non-binding letter of intent with Advance/Newhouse to combine their respective stakes in Discovery. As currently contemplated by the non-binding letter of intent, the transaction, if completed, would involve the following steps: (i) DHC will spin-off to DHC shareholders a wholly-owned subsidiary holding cash and Ascent Media, except for those businesses of Ascent Media that provide sound, music, mixing, sound effects and other related services, (ii) immediately following the spin-off, DHC will combine with a new holding company (“New DHC”), and existing DHC stockholders will receive shares of common stock of New DHC, and (iii) as part of this transaction, Advance/Newhouse will contribute its interests in Discovery and Animal Planet to New DHC in exchange for preferred stock of New DHC that, immediately after the closing of the transactions, will be convertible at any time into shares initially representing one-third of the outstanding shares of common stock of New DHC. The preferred stock held by Advance/Newhouse will entitle it to elect two members to New DHC’s board of directors and to exercise approval rights with respect to the taking of specified actions by New DHC and Discovery. This transaction is expected to be completed during the second quarter of 2008.
Discovery
The presentation below presents information regarding 100% of Discovery’s revenue, operating cash flow and other selected financial metrics even though DHC only owns 66-2/3% of the equity of Discovery and accounts for Discovery as an equity affiliate. Please see page 7 for a discussion of why management believes this presentation is meaningful to investors.  Unless otherwise stated, the financial results presented herein include the results of Travel Channel for the full year in 2006 and the first and second quarters of 2007, and do not include Travel Channel for the third and fourth quarters of 2007 due to the disposition of that business on May 14, 2007.
Discovery’s operations are divided into three groups: U.S. networks, international networks and commerce and education. Corporate expenses are excluded from segment results to enable executive management to evaluate business segment performance based upon decisions made directly by business segment executives. Certain prior period amounts have been reclassified between segments to conform to Discovery’s 2007 operating structure.
On May 17, 2007, Discovery announced that it would close its 103 mall-based and stand-alone Discovery Channel stores. These closures were completed in the third quarter of 2007 after a strategic review of the business concluded that Discovery’s brand portfolio could be best leveraged in the consumer product marketplace through the e-commerce platform and strategic partnerships with third-party distributors. As a result of the store closures, Discovery’s consolidated financial results have been prepared to reflect the retail store business as discontinued operations for accounting purposes. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the financial results included in this press release.
Discovery’s consolidated revenue increased 8% to $886 million for the fourth quarter of 2007 and 8% to $3.127 billion for the full year 2007. The revenue growth was due to increases in advertising revenue of 6% for the fourth quarter and 8% for the year, growth in distribution revenue of 2% for the fourth quarter and 3% for the year, and growth in other revenue of 38% for the fourth quarter and 48% for the year. The increase in other revenue consists primarily of a new service agreement provided to Cox in which Discovery provides distribution and advertising sales services for the Travel Channel. Adjusted revenue, which excludes Travel Channel results from all periods, increased 13% for the fourth quarter and 12% for the year.
Operating cash flow was $121 million for the fourth quarter and $806 million for the full year. These results include a negative impact of $139 million in content impairment charges in the fourth quarter principally associated with a strategic review of the company’s content assets driven by new creative and business leadership teams at Discovery U.S. Networks, as well as the previously reported repositioning of several emerging channels. The content impairment charges also included content related to Discovery’s direct-to-consumer education business, which has been de-emphasized to focus on direct-to-school services. This re-emphasis helped to drive a 40% increase in education revenue in 2007.
Excluding the $139 million impairment charge, content amortization expense includes amortization related to certain programs that were adjusted to net realizable value of $35 million in 2007 and $40 million in 2006. Discovery evaluates the net realizable value of its content assets throughout the year and views the impairment charge as unusual as it was taken in connection with the broad strategic review activities that occurred during 2007 as result of the new leadership teams and strategy. As such, the strategic review impairment charge has been excluded from adjusted operating cash flow in order to improve comparability between periods.
Adjusted operating cash flow, which excludes Travel Channel results from all periods and the $139 million fourth quarter 2007 content impairment charges, was $260 million for the fourth quarter and $930 million for the year, an increase of 49% and 31%, respectively. Adjusted operating cash flow as a percentage of adjusted revenue (adjusted OCF margin) in 2007 was 29% for the quarter and 30% for the year compared to 22% for the quarter and 26% for the year in 2006. In the consolidated results of Discovery presented in DHC’s 2006 10-K filed on February 28, 2007, the 2006 operating cash flow margin for Discovery, which included the Discovery Channel stores results, was 24%.
Discovery’s online digital media businesses now reach 25 million unique users per month, according to Omniture. As a component of its digital media strategy, on December 17, 2007, Discovery completed the acquisition of HowStuffWorks.com, a leading online source of high-quality, unbiased and easy-to-understand explanations of how the world actually works. This acquisition provides a platform for promoting and distributing Discovery’s extensive library of programming content and for cross-promotion and cross-selling opportunities across multiple platforms.

During the year, Discovery also initiated efforts to create more valuable consumer, advertiser and distribution brands across its portfolio of emerging networks including:
•	The re-branding of Discovery Times Channel as Investigation Discovery in January 2008 to leverage Discovery’s extensive library of fact-based investigation and current affairs programming.

•	Discovery’s recent announcement of a planned joint venture with Oprah Winfrey and Harpo, Inc. to create a new multi-platform venture designed to entertain, inform and inspire people to live their best lives. The joint venture will consist of OWN: The Oprah Winfrey Network and the Oprah.com website. It is expected that Discovery Health Channel will be rebranded as OWN in the second half of 2009.

•	Discovery’s expected June 2008 debut of Planet Green, the only 24-hour eco-lifestyle television network committed to documenting, preserving and celebrating the planet. Discovery Home will be rebranded as Planet Green and will be complemented by Treehugger.com, acquired in August 2007, to create a robust multimedia platform in the sustainability and environmental category.
Discovery also announced during the year a number of new executive appointments to strengthen its senior management team.
Discovery Networks U.S.
Discovery networks U.S. revenue was flat for the fourth quarter at $504 million and increased by 4% for the year to $1.972 billion. Operating cash flow was impacted by a special fourth quarter impairment charge of $129 million associated with the company’s channel repositioning and creative team reorganization. Operating cash flow was $97 million for the fourth quarter and $774 million for the year. Adjusted revenue, which excludes Travel Channel results from all periods, increased 10% for the quarter and the year. Adjusted operating cash flow, which excludes Travel Channel results from all periods and the $129 million fourth quarter 2007 content impairment charges (part of the $139 million charges previously discussed), increased 12% for the quarter and year.
Advertising revenue at Discovery networks U.S. increased 11% for the quarter and 13% for the year, excluding Travel, primarily due to improved advertising sell-out rates, better unit pricing and higher audience delivery, notably on Discovery Channel and TLC. Advertising increases were driven in part by successful program initiatives at Discovery Channel such as Planet Earth, Deadliest Catch, Man vs. Wild, Dirty Jobs and Mythbusters and successful programs at TLC such as Little People Big World, What Not to Wear and Jon and Kate: Plus 8. Distribution revenue grew 2% for the quarter and 3% for the year, excluding Travel, driven by a 6% increase in average paying subscription units for the year, principally from networks carried on the digital tier, partially offset by an increase in launch amortization and marketing consideration, which are contra-revenue items. Other revenue increased primarily as a result of increased revenue from Discovery’s representation of Travel Channel.
U.S. networks operating expenses, excluding Travel, increased 57% for the quarter and 22% for the year, primarily as a result of higher programming and SG&A costs, driven by the fourth quarter 2007 impairment charge of $129 million. Excluding Travel Channel and the impairment charge, operating expenses for the U.S. Networks increased 7% for the quarter and 8% for the year. In 2007, following a change in CEO and several additional changes in programming leadership at a number of its channels, Discovery undertook a strategic review of its content portfolio to maximize viewership and ratings across its networks and ensure that all programming would be consistent with future brand strategies of its channels. The strategic review led to an upgrade to the programming lineup and market positioning of several of its existing channels, as well as a repositioning of several of the company’s emerging networks, both of which led to content-related write downs associated with programming that was no longer consistent with the company’s ongoing creative strategy. In particular, the company took content write-downs at Discovery Channel, TLC and Animal Planet to better align upcoming content with these channels’ new brand strategies. As discussed above, management views the impairment charge that occurred during 2007 as unusual as it was taken in connection with the broad strategic review activities that occurred during 2007 as the result of the new leadership teams and strategy. As such, the strategic review impairment charge has been excluded from adjusted operating cash flow in order to improve comparability between periods. U.S. networks plans to enhance its investment in new and repositioned programming which will begin to premiere over the course of 2008 and will lead to a moderate increase in programming costs and is not anticipated to increase content amortization expense until 2009. As a result, the company expects some ratings volatility as it proceeds through the transition period. In connection with these channel and programming initiatives, Discovery determined that the carrying values of certain programming assets exceeded their estimated fair values which resulted in the aforementioned impairment charge.
SG&A expense, included in operating expense, increased 24% for the fourth quarter and 15% for the year, excluding Travel. This increase was driven by several factors including the impact of the expansion of network teams to support the new brand strategies for repositioned channels, continued investment in creative leadership within new digital media properties, increased research expenses related to the new Nielsen C3 rating system and merit, benefit and performance-based compensation increases. These increases were partially offset by a decrease in marketing expense which coincided with a re-evaluation of the related programming strategies.
Discovery Networks International
Discovery networks international revenue increased 14% for the quarter to $309 million and 13% for the year to $1.03 billion. Operating cash flow increased 132% to $72 million for the fourth quarter and 37% to $210 million for the year. The increase in revenue was due to growth in both advertising and distribution revenue as well as favorable foreign currency exchange rates. Excluding the impact of foreign currency exchange rates, revenue increased 7% for the quarter and 8% for the year. Advertising revenue increased 25% for the quarter and 19% for the year, primarily reflecting higher viewership rates in Europe and Latin America combined with an increased subscriber base in markets worldwide, favorable exchange rates and a full year of activity at DMAX in Germany. European advertising was improved by splitting network feeds to increase targeting for local ad sales. Distribution revenue increased 9% for the quarter and 8% for the year, primarily reflecting combined revenue growth in Europe, Latin America and Asia, and favorable exchange rates. Both advertising and distribution revenue were partially offset by declines in the UK due to a difficult ad market and increased launch amortization.
Operating expenses were flat for the quarter and increased 9% for the year driven by the impact of foreign currency exchange rates, as well as the full-year effect of DMAX and Antenna Audio and higher SG&A expense. SG&A expense increased 8% for the quarter and 13% for the year due to the full-year effect of DMAX and Antenna Audio, as well as increases in personnel expenses and costs associated with Discovery’s strategic decision to expand its European advertising sales force to increase targeting of sales in local markets that are seeing increased audience growth as the pay TV market matures.
Operating cash flow increased 132% to $72 million for the fourth quarter and 37% to $210 million for the year. The operating cash flow margin improved from 11% to 23% for the quarter and from 17% to 20% for the year. Excluding the impact of foreign currency exchange rates, operating cash flow increased 94% for the quarter and 26% for the year.
Commerce and Education
Revenue in commerce and education increased 28% for the quarter to $74 million and 40% for the year to $150 million due to increased subscribers, improved pricing for Discovery’s direct-to-school education distribution platform, and increases in sales of Discovery DVDs including Planet Earth. Operating cash flow losses, including a fourth quarter 2007 impairment charge of $10 million as a result of the re-focus of the education business, decreased by 92% to $1 million for the quarter and turned profitable for the first time in the company’s history at $2 million for the year due to restructuring efforts and the ongoing growth of Discovery Education’s streaming services. Adjusted operating cash flow, which excludes the

$10 million fourth quarter 2007 content impairment charges, was $9 million for the fourth quarter and $12 million for the year, an increase of 175% and 117%, respectively.
DCI’s outstanding debt balance was $4.1 billion at December 31, 2007. The debt balance increased primarily due to the new term loan of $1.5 billion entered into in connection with the previously disclosed Cox transaction.
DHC
DHC’s consolidated revenue decreased $21 million, or 11%, for the quarter and increased $19 million, or 3%, for the year. Consolidated operating cash flow increased $2 million, or 11%, for the quarter and $8 million, or 14%, for the year. DHC’s principal operating subsidiary, Ascent Media, is comprised of two global operating divisions – Creative Services Group and Network Services Group. Creative Services Group revenue is generated from fees for video and audio post production, special effects and editorial services for the television, feature film and advertising industries. Generally, these services pertain to the completion of feature films, television programs and advertisements. Additionally, the creative services group provides owners of film libraries a broad range of restoration, preservation, archiving, professional mastering and duplication services. Network Services Group revenue consists of fees relating to facilities and services necessary to assemble and transport programming for cable and broadcast networks across the world via fiber, satellite and the Internet. The group also generates revenue from systems integration and field support services, technology consulting services, design and implementation of advanced video systems, engineering project management, technical help desk and field services. The AccentHealth business is accounted for as part of the Network Services Group.
Creative Services revenue decreased $10 million for the quarter and increased $3 million for the year while operating cash flow decreased $3 million for the quarter and remained flat for the year. Revenue decreased $10 million in the fourth quarter primarily due to reduced television production work due to the Writers Guild of America strike and lower feature film sound services. Revenue increased $3 million for the year due to (i) an increase in commercial revenue driven primarily by strong worldwide demand in the first quarter, (ii) an increase in media services revenue driven by growth in file-based digital vaulting and digital distribution services, offset by lower traditional lab and DVD services, and (iii) favorable changes in foreign currency exchange rates, offset by a decrease in television post production services in the U.S. and U.K. and lower feature film sound revenue. Operating expenses decreased in the quarter due to the decreased workload caused by the writer’s strike and operating expenses increased for the year due to increased revenues in commercial, features, and new digital services. Network Services revenue decreased $10 million, or 12%, for the quarter and increased $16 million, or 6%, for the year while operating cash flow increased $4 million for the quarter and $2 million for the year. The decrease in revenue for the quarter was due to the timing of large system integration projects. The increase in revenue for the year was due to (i) an increase in system integration services revenue due to an increase in the number of projects, (ii) an increase in content distribution revenue in the U.S. and Singapore, (iii) growth in advertising rates at Accent Health, and (iv) favorable foreign currency exchange rates. This revenue growth was partially offset by lower revenue stemming from the expiration of certain distribution contracts in the U.K which were not renewed. Operating expenses decreased for the quarter due to the lower volume of completed projects and lower S,G& A expenses. Operating expenses increased for the year due to higher volumes in system integration services which have a higher percentage of equipment and labor costs, partially offset by a decrease in SG&A expenses resulting from Ascent Media’s 2006 restructuring which lowered headcount and personnel costs.

NOTES
As a supplement to DHC’s consolidated statements of operations included in its 10-K, the preceding is a presentation of financial information on a stand alone basis for Discovery and for the consolidated results of DHC for the year ended December 31, 2007.
Unless otherwise noted, the foregoing discussion compares financial information for the twelve months and three months ended December 31, 2007 to the same periods in 2006. Please see page 10 of this press release for the definition of operating cash flow and a discussion of management’s use of this performance measure. Schedule 1 to this press release provides a reconciliation of DHC’s consolidated segment operating cash flow for its operating segments to consolidated earnings before income taxes. Schedule 2 to this press release provides a reconciliation of the operating cash flow for DHC and Discovery to that entity’s operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2007 presentation.
OUTSTANDING SHARES AND LIQUIDITY
At December 31, 2007, there were approximately 281.0 million outstanding shares of DISCA and DISCB and 4.1 million shares of DISCA and DISCB reserved for issuance pursuant to employee stock options. At December 31, 2007, there were 4,146,702 options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate cash proceeds to DHC of approximately $74 million. At December 31, 2007, DHC had $233 million of cash and liquid investments and no debt.
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as trend information in the discussion of Discovery’s and Ascent Media’s revenue, expenses and operating cash flow. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the operating businesses of DHC included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of DHC, including the most recently filed Form 10-K of DHC; general economic and business conditions and industry trends including in the advertising and retail markets; spending on domestic and foreign advertising; the continued strength of the industries in which such businesses operate; continued consolidation of the broadband distribution and movie studio industries; uncertainties inherent in proposed business strategies and development plans; changes in distribution and viewing of television programming, including the expanded deployment of personal video recorders and IP television and their impact on television advertising revenue; rapid technological changes; future financial performance, including availability, terms and deployment of capital; availability of qualified personnel; the development and provision of programming for new television and telecommunications technologies; changes in, or the failure or the inability to comply with, government regulation, including, without limitation, regulations of the Federal Communications Commission, and adverse outcomes from regulatory proceedings; adverse outcomes in pending litigation; changes in the nature of key strategic relationships with partners and joint ventures; competitor responses to such operating businesses’ products and services, and the overall market acceptance of such products and services, including acceptance of the pricing of such products and services; and threatened terrorist attacks and ongoing military action, including armed conflict in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Additional Information
Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the new holding company to be formed in connection with the transaction between DHC and Advance/Newhouse described in this release. The offer and sale of such shares in the proposed transaction will only be made pursuant to an effective registration statement. DHC stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus to be contained therein, to be filed with the SEC, because it will contain important information about the transactions. A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Discovery Holding Company, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in Solicitation
The directors and executive officers of DHC and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding DHC’s (and the new holding company’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.
Contact: John Orr (720) 875-5622
SUPPLEMENTAL INFORMATION
Please see page 10 for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2006 and 2007 of operating cash flow to operating income, as determined under GAAP, for each identified entity.
The selected information for Discovery included herein presents 100% of the revenue, operating cash flow, operating income and other selected financial metrics for Discovery even though DHC owns only 66-2/3% of Discovery and accounts for it as an equity affiliate. This presentation is designed to reflect the manner in which DHC’s management reviews the operating performance of its investment in Discovery.  It should be noted, however, that the presentation is not in accordance with GAAP since the results of operations of equity method investments are required to be reported on a net basis.  Further DHC could not, among other things, cause Discovery to distribute to DHC our proportionate share of the revenue or operating cash flow of Discovery.
The selected financial information presented for Discovery was obtained directly from Discovery. DHC does not control the decision-making processes or business management practices of Discovery. The above discussion and following analysis of Discovery’s operations and financial position have been prepared based on information that DHC receives from Discovery and represents DHC’s views and understanding of Discovery’s operating performance and financial position based on such information. Discovery is not a separately traded public company, and DHC does not have the ability to cause Discovery’s management to prepare their own management’s discussion and analysis for our purposes. Accordingly, we note that the material presented in this publication might be different if Discovery’s management had prepared it. DHC is not aware, however, of any errors in or possible misstatements of the financial information provided to it by Discovery that would have a material effect on DHC’s consolidated financial statements.

QUARTERLY SUMMARY

(amounts in millions)	4Q06	1Q07	2Q07	3Q07	4Q07

DISCOVERY HOLDING COMPANY (100%)
Revenue	$199	174	177	178	178
OCF	$19	15	15	16	21
Operating Loss	$(9)	(1)	(3)	(2)	(162)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%) (1)
Adjusted Revenue – U.S. Networks (2)	460	436	494	475	504
add: Revenue – Divestiture (2)	42	41	22	—	—
Revenue – U.S. Networks (3)	$502	477	516	475	504
Revenue – International Networks (4), (5)	270	217	248	259	309
Revenue – Commerce, Education & Other (6)	58	23	33	20	74
Revenue – Corporate and Eliminations (7)	(7)	(7)	(11)	(9)	(1)

Revenue – Total	$823	710	786	745	886

Adjusted OCF – U.S. Networks (2)	201	200	240	222	226
add: OCF – Divestitures (2)	11	10	5	—	—
less: OCF – Content Impairment (8)	—	—	—	—	(129)
OCF – U.S. Networks (3)	$212	210	245	222	97
OCF – International Networks (4), (5)	31	27	56	55	72

Adjusted OCF – Commerce & Education (2)	(12)	(3)	7	(1)	9
less: OCF – Content Impairment (8)	—	—	—	—	(10)
OCF – Commerce, Education & Other (6)	(12)	(3)	7	(1)	(1)
OCF – Corporate and Eliminations (7)	(46)	(44)	(44)	(45)	(47)

OCF – Total	$185	190	264	231	121

Adjusted OCF — Total (2)	174	180	259	231	260

Operating Income	$122	135	267	152	68

ANNUAL SUMMARY

(amounts in millions)	2006	2007

DISCOVERY HOLDING COMPANY (100%)
Revenue	$688	707
OCF	$59	67
Operating Income (Loss)	$(115)	(168)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%) (1)
Adjusted Revenue – U.S. Networks (2)	$1,736	1,909
add: Revenue – Divestiture (2)	158	63
Revenue – U.S. Networks (3)	1,894	1,972
Revenue – International Networks (4), (5)	911	1,033
Revenue – Commerce, Education & Other (6)	107	150
Revenue – Corporate and Eliminations (7)	(28)	(28)

Revenue – Total	$2,884	3,127

Adjusted OCF – U.S. Networks (2)	$792	888
add: OCF – Divestitures (2)	36	15
less: OCF – Content Impairment (8)	—	(129)
OCF – U.S. Networks (3)	828	774
OCF – International Networks (4), (5)	153	210

Adjusted OCF – Commerce & Education (2)	(72)	12
less: OCF – Content Impairment (8)	—	(10)
OCF – Commerce, Education & Other (6)	(72)	2
OCF – Corporate and Eliminations (7)	(162)	(180)

OCF – Total	$747	806

Adjusted OCF – Total (2)	711	930

Operating Income	$585	622

(1)	Discovery – Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Discovery – Adjusted Revenue and OCF amounts exclude the previously disclosed disposal of the Travel Channel on May 14, 2007 and fourth quarter 2007 impairment charges. Discovery believes these indicators to be important in order to facilitate comparability of results.

(3)	Discovery – Discovery Networks U.S.: Discovery Channel, TLC, Animal Planet, Discovery Health, Discovery Kids, Science Channel, Investigation Discovery, Discovery Home, Military Channel, HD Theater, Discovery Channel HD, Science Channel HD, HD Animal Planet, TLC HD, Fit TV, Travel Channel Representation, BBC-America Representation, BBC World Representation and online and other initiatives.

The financial results presented herein include the results of Travel Channel for all of 2006 and the results up to May 14, 2007 due to the disposal of Travel Channel in the transaction in which Discovery and Cox Communications Holdings, Inc. (“Cox”) completed an exchange of Cox’s 25% ownership interest in Discovery for all of the capital stock of a subsidiary of Discovery that held Travel Channel, travelchannel.com and approximately $1.3 billion in cash.

(4)	Discovery – Discovery Networks International: Discovery Channels in UK, Europe, Latin America, Asia, India, Africa, Middle East; Discovery Kids in Latin America; Discovery Travel & Living in UK, Europe, Latin America, Asia, India, Middle East; Discovery Home & Health in UK, Latin America, Asia; Discovery Real Time in UK, Europe, Asia; Discovery Civilisation in UK, Europe, Latin America, Middle East; Discovery Science in UK, Europe, Latin America, Asia, Middle East; Animal Planet in UK, Germany, Italy; Discovery en Español, Discovery Familia, Discovery Kids en Español, Discovery Travel & Living (Viajar y Vivir) in U.S.; Discovery Geschichte in Germany; Discovery HD in UK, Europe, Singapore; DMAX in Germany; Discovery Turbo in UK, Latin America, Spain and Portugal; consolidated BBC/Discovery joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa; Middle East; People + Arts in Latin America, Spain and Portugal); and Antenna Audio, which designs, sources and manages portable digital information systems and audio productions.

Discovery Networks International Joint Ventures – Consolidated

Discovery Networks International joint venture networks (Animal Planet networks in Europe, Latin America, Japan, Asia, Africa, Middle East; People + Arts in Latin America, Spain and Portugal) are composed of joint ventures with British Broadcasting Corporation. These ventures are controlled by Discovery and consolidated into the results of Discovery Networks International. The equity in the assets of these joint ventures is predominantly held 50/50 by Discovery and BBC. Exceptions involve participants related to the local market in which a specific network operates.

(5)	Discovery – Discovery Networks International – Equity Affiliates:

Discovery accounts for its interests in joint ventures it does not control as equity method investments. The operating results of joint ventures that Discovery does not control, including Discovery Channel Canada, Discovery Channel Japan, Discovery HD Japan, Discovery Kids Canada, Discovery Health Canada, Discovery Civilization Canada, Discovery HD Canada, Animal Planet Canada and Discovery Historia Poland, are not consolidated and are not reflected in the results presented above.

(6)	Discovery – Commerce & Education: Commerce & Education is comprised of a mail-order catalog business, an on-line shopping site, a licensing and strategic partnerships business, and an educational business that reaches many students in the U.S. through the sale of supplemental hardcopy products and the delivery of streaming video-on-demand through its digital internet enabled platforms.

On May 17, 2007, Discovery announced that it would close its 103 mall-based and stand-alone Discovery Channel stores, which closures were completed in the third quarter of 2007. These stores had been part of Discovery’s commerce business. As a result of the store closures, the above financial results of Discovery have been prepared to reflect the retail store business as discontinued operations. Accordingly, the revenue, costs and expenses of the retail store business have been excluded from the respective financial results included in this press release.

(7)	Discovery – Corporate: Corporate expenses consist of corporate functions, executive management, administrative support and JV Programs, LLC.

(8)	Discovery – Content Impairment are charges as a result of the new leadership’s evaluation of content which no longer fit the strategy of the businesses. Discovery views the strategic review impairment charge that occurred during 2007 as a result of the new leadership teams as unusual as it was taken in connection with the broad strategic review. As such, the strategic review impairment charge has been excluded from adjusted operating cash flow in order to improve comparability between periods.
NON-GAAP FINANCIAL MEASURES
This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for DHC on a consolidated basis and Discovery on a stand alone basis together with a reconciliation of that non-GAAP measure to such entity’s operating income, determined under GAAP. DHC defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation and accretion expense on asset retirement obligations). Operating cash flow, as defined by DHC, excludes depreciation and amortization, stock and other equity-based compensation, accretion expense on asset retirement obligations and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.
DHC believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, DHC views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as DHC’s management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings before income taxes (Schedule 1) and a reconciliation of each identified entity’s operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

DISCOVERY HOLDING COMPANY
SCHEDULE 1
The following table provides a reconciliation of consolidated segment operating cash flow to earnings before income taxes for the years ended December 31, 2006 and 2007, respectively.

(amounts in millions)	2006	2007

Consolidated segment operating cash flow	$59	67
Stock-based compensation	(2)	(1)
Restructuring and other charges	(12)	(1)
Depreciation and amortization	(68)	(68)
Impairment of Goodwill	(93)	(165)
Share of earnings of Discovery	104	142
Other, net	10	17

Earnings (loss) before income taxes	$(2)	(9)

SCHEDULE 2
The following tables provide reconciliation of operating cash flow to operating loss calculated in accordance with GAAP for the three months ended December 31, 2006, March 31, 2007, June 30, 2007, September 30, 2007, and December 31, 2007 and the years ended December 31, 2006 and 2007, respectively.

(amounts in millions)	4Q06	1Q07	2Q07	3Q07	4Q07

DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	$19	15	15	16	21
Depreciation and Amortization	(20)	(16)	(17)	(17)	(18)
Stock-Based Compensation Expense	(3)	(1)	—	(1)	—
Impairment of Goodwill	—	—	—	—	(165)
Other	(5)	1	(1)	—	—

Operating Loss	$(9)	(1)	(3)	(2)	(162)

DISCOVERY COMMUNICATIONS HOLDING, LLC (66.7%)
Operating Cash Flow	$185	190	264	231	121
Depreciation and Amortization	(35)	(32)	(32)	(31)	(36)
Long-Term Incentive Plan	(28)	(12)	(73)	(44)	(12)
Restructuring Charge	—	(11)	(1)	(4)	(5)
Asset Impairment	—	—	(26)	—	—
Gain on Sale of Operating Assets	—	—	135	—	—

Operating Income	$122	135	267	152	68

(amounts in millions)	2006	2007

DISCOVERY HOLDING COMPANY (100%)
Operating Cash Flow	$59	67
Depreciation and Amortization	(68)	(68)
Stock-based compensation expense	(3)	(2)
Impairment of Goodwill	(93)	(165)
Other	(10)	—

Operating Income	$(115)	(168)

DISCOVERY COMMUNICATIONS, HOLDINGS, LLC (66.7%)
Operating Cash Flow	$747	806
Depreciation and Amortization	(122)	(131)
Long-Term Incentive Plan	(40)	(140)
Restructuring Charge	—	(21)
Asset Impairment	—	(26)
Gain on Sale of Operating Assets	—	134

Operating Income	$585	622